FOR IMMEDIATE RELEASE

For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q2 2009 RESULTS:
CASH TOTALS EXCEED $100 MILLION;
YTD FREE CASH FLOW EQUALS $3.49/SHARE

AMSTERDAM (22 July 2009) - Core Laboratories N.V. (NYSE: "CLB") reported second quarter 2009 revenue of $167,262,000, down 15% from year-earlier totals, and net income of $29,807,000, down 8% from 2008 second quarter totals. Earnings per diluted share ("EPS") for the second quarter of 2009 were $1.29, including gains from currency exchange translations and a settlement of a contingent liability that were partially offset by a quarterly effective tax rate of 37.4%, which was higher than the expected rate of 32%. Excluding the gains and the effects of a higher than expected quarterly effective tax rate, second quarter EPS was $1.24, compared with EPS of $1.32 for the year-earlier quarter. Operating income, excluding gains, for the second quarter of 2009 was $46,291,000, down 16% from year-earlier totals; operating margins (defined as operating income, excluding the effects of currency exchange translations and tax settlement, divided by revenue) were 28%. Year-earlier second quarter operating margins were also 28%.

For the second quarter of 2009, Core's Reservoir Description operations, which focus on international crude-oil-related projects, posted modestly lower year-over-year quarterly revenue totals that, due to expense reductions, generated increased year-over-year quarterly operating income and operating margins. Reservoir Management operations, also internationally focused, reported essentially the same quarterly revenue and increased operating income compared with the second quarter of 2008. As expected, the Company's Production Enhancement segment, with operations concentrated in North America, posted sharply lower year-over-year quarterly revenue and operating income totals. The Company estimates that year-over-year North American oil industry activity decreased by over 50%, while international oil company activity was down approximately 10%.

For the first six months of 2009, Core's revenue was $346,138,000, down 8% from the year-earlier six-month period, while net income equaled $58,999,000, a decrease of 0.2% from the $59,114,000 posted for the first two quarters of 2008. First-half 2009 EPS totaled $2.54, compared with $2.44 for the first half of 2008. First-half 2008 net income and EPS totals were affected by one-time gains and charges and foreign currency translations, while the 2009 totals were affected by foreign currency translations, a gain on settlement of a contingent liability, and a higher than expected effective tax rate.

Cash at the close of the first six months of 2009 totaled a record high of $103,246,000, or approximately $4.45 per diluted share. Year-to-date free cash flow, defined as cash from operations minus capital expenditures, reached $80,900,000, or $3.49 per diluted share, also a record high for the first six-month period. The Company recently announced that it planned to pay shareholders a special third quarter dividend of $0.75 per share in addition to a regular quarterly dividend of $0.10 per share.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations reported quarterly revenue of $103,479,000, down 9% from last year's second quarter total, but up 1% sequentially from the first quarter of 2009. Operating income reached $31,462,000, an increase of 8% over year-earlier totals, while quarterly operating margins, excluding foreign exchange translations, increased 400 basis points to 29%.

Reservoir Description margins continued to benefit from expense reductions and a de-emphasis of its Russian operations and downsizing of its Venezuelan and Nigerian operations over the past three years. The Company has focused on internationally based development and production-related crude-oil projects almost to the exclusion of more cyclical exploration-related activities. The Reservoir Description segment also does not participate directly in lower-margin, integrated management projects.

Most recently, Core was awarded, but refused to accept, a new $7,000,000 contract with Petróleos de Venezuela S.A. (PDVSA) because of ongoing currency convertibility issues facing the industry. The Company plans to further reduce its presence in Venezuela and shift focus to its other South American operations until these issues are resolved.

During the quarter, Reservoir Description initiated several large-scale core analyses and reservoir fluids phase-behavior studies in the Middle East. The Company has received and is processing hundreds of feet of carbonate cores, hundreds of crude-oil samples, and multiple pressurized reservoir fluid samples from fields in southern Iraq. The results will be utilized to determine the productive capacity of these fields for upcoming Iraqi licensing rounds. Crude-oil testing, inspections, and distillation services also remained in high demand during the quarter. In addition, the Company continued to be active in deepwater field development offshore eastern Canada, the Gulf of Mexico, on both south Atlantic coastal margins, and in the Asia-Pacific region.

Production Enhancement

Production Enhancement operations posted second quarter 2009 revenue of $52,014,000, down 27% from the year-earlier quarter and down 18% sequentially from the first quarter of 2009. Operating income for the quarter was $14,419,000, down from $23,169,000 in the year-earlier period. Operating margins, excluding currency exchange gains, were 26% for the quarter.

Given that North American drilling activity was estimated to be down over 50% from the second quarter of 2008, Production Enhancement outperformed its focus market. Increasing market penetration by the Company's HEROTM, SuperHEROTM, and SuperHERO Plus+TM lines of perforating charges and concentrated focus on the Haynesville, Marcellus, and Eagle Ford Shale developments were the primary contributors to the segment's relatively superior performance. Core's recently introduced SpectraChem Plus+TM service also continues to gain market acceptance.

Outside North America, Production Enhancement operations are providing perforating charges and gun systems to the Iraqi Southern Oil Company for use in the recompletion of oil-producing and potential oil-producing zones in the Rumalia oilfield complex. Core's unique line of perforating charges and gun systems has proven to be very effective in the various types of carbonate reservoirs that are prevalent throughout the Middle East.

During the second quarter, Production Enhancement purchased over $7,000,000 of high-grade, high-quality specialty steel tubulars used in making perforating gun systems. Core's management was concerned that limited production of high-quality specialty tubulars over the next twelve months could lead to industry shortages. Although this strategic purchase temporarily decreased quarterly free cash flow by increasing inventory levels, Core wanted to ensure that its clients would continue to receive the highest quality perforating gun systems available from the service industry.

Reservoir Management

Reservoir Management operations posted flat second quarter 2009 revenue and increased operating income compared with 2008 second quarter totals. Revenue was $11,769,000, and operating income increased 18% to $3,484,000. Operating margins, excluding currency gains, were 26%.

During the quarter, the Company initiated a joint industry project evaluating the petrophysical, geochemical, and production characteristics of the Eagle Ford Shale in south Texas. This study currently has eight participating companies, including Petrohawk, St. Mary Land & Exploration, ConocoPhillips, El Paso Corporation, and Murphy Oil. This project will be very similar to ongoing studies of the Haynesville and Marcellus gas shale formations, which have 36 and 27 companies participating, respectively. Core's large North American Gas Shale Study presently has 65 companies participating.

Core will concentrate its personnel, assets, and technology on the Eagle Ford Shale play just as it has on the Barnett, Fayetteville, Haynesville, Marcellus, and Muskwa plays. Core believes these shale plays will yield above-trend opportunities in North America for all three of its business segments for the next several years.

Reservoir Management operations also initiated a Global Gas Shale Study to examine gas shale potential in central and southern Europe, north Africa, India, China, and Australia, among other regions. Currently eight international oil companies are participating in the Global Study, and many other companies are reviewing the technical proposal. Early participants include Esso, Total, Marathon Oil, Hess Corporation, Statoil, and ConocoPhillips.

Free Cash Flow, Cash, Quarterly Dividend, and Special Dividend

For the second quarter of 2009, Core had approximately $36,200,000 in cash from operations and $2,700,000 in capital expenditures for a free cash flow of $33,500,000. Free cash flow for the first six months of 2009 reached approximately $80,900,000, or $3.49 per diluted share, both all-time highs for the first two quarters of any year. In contrast, Core's average outstanding diluted share count of 23,179,000 is at its lowest level since the third quarter of 1997. The Company now projects 2009 capital expenditures of $15,000,000 to $17,000,000, down from prior guidance of $20,000,000, and down from approximately $31,000,000 in 2008.

Cash balances reached $103,246,000, which was the highest quarter-ending level ever reported by Core, and it represents $4.45 of cash per diluted share. In addition, indebtedness, net of cash, was reduced to $135,000,000 from the year-ago total of $245,000,000, a decrease of $110,000,000, or nearly 45%. Net debt-to-capitalization now stands at approximately 23%.

On 13 July, Core's Board of Supervisory Directors announced a quarterly cash dividend for the third quarter of 2009 equal to $0.10 per share of common stock. On an annualized basis, the quarterly cash dividend would equal a payout of $0.40 per share of common stock. The quarterly cash dividend will be payable on 24 August 2009 to shareholders of record on 24 July 2009. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Core's Board also has declared a special cash dividend of $0.75 per share of common stock payable on 24 August 2009 to shareholders of record on 24 July 2009. Dutch withholding tax will be deducted from the special dividend at a rate of 15%. Any determination to declare a future quarterly or special cash dividend, as well as the amount of any such cash dividend which may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

In addition to dividend payments, Core could use its free cash flow and cash balances to repurchase shares or debt, fund internal growth, or make strategic acquisitions. Core intends to allocate cash to those activities that the Company believes will yield the highest overall return for its shareholders.

Q3 2009 Earnings Guidance

For the third quarter of 2009, Core expects revenue to range between $160,000,000 and $165,000,000 and EPS to range between $1.10 and $1.15. The mid-point of this guidance would result in operating margins of approximately 26%. In general, the Company believes that activities, work flows, and operating margins outside North America will remain essentially constant and that North American activity levels will continue to decline because of lower natural gas prices. However, recent natural gas production data indicate that North American supply is now decreasing and will continue to decrease over the next several quarters. In addition, rig count would appear to be stabilizing.

This third quarter 2009 guidance excludes any gains or losses that may originate from the repurchase of outstanding debt, any effects of foreign currency translations, and assumes an effective tax rate of approximately 32%. The Company is unable, at this time, to provide 2009 fourth quarter guidance with a high degree of confidence.

Adjustment to Convertible Notes Exchange Rate

The dividends described herein will result in an adjustment to the Exchange Rate on our Senior Exchangeable Notes. The new exchange rate will be 10.7904 per $1,000 principal amount of the outstanding notes and is effective 25 July 2009.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 23 July 2009. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2008 Form 10-K filed on 20 February 2009, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(UNAUDITED)
	Three Months Ended		Six Months Ended
	30 June 2009	30 June 2008	30 June 2009	30 June 2008

REVENUES	$ 167,262	$ 197,688	$ 346,138	$ 377,125

OPERATING EXPENSES:
Costs of services and sales	108,997	130,910	225,029	250,383
General and administrative expenses	6,684	7,159	15,958	15,448
Depreciation and amortization	5,906	5,276	11,614	10,515
Other expense (income), net	(6,013)	(753)	(4,770)	1,312

OPERATING INCOME	51,688	55,096	98,307	99,467
Interest expense	3,840	8,000	7,640	12,782

INCOME BEFORE INCOME TAX EXPENSE	47,848	47,096	90,667	86,685
Income tax expense	17,884	14,652	31,464	27,391
NET INCOME	29,964	32,444	59,203	59,294
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	157	77	204	180
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$ 29,807	$ 32,367	$ 58,999	$ 59,114

Diluted Earnings Per Share:	$ 1.29	$ 1.32	$ 2.54	$ 2.44

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	23,179	24,452	23,192	24,206

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 103,479	$ 114,157	$ 206,002	$ 214,658
Production Enhancement	52,014	71,706	115,114	138,730
Reservoir Management	11,769	11,825	25,022	23,737
Total	$ 167,262	$ 197,688	$ 346,138	$ 377,125

Operating income (loss):
Reservoir Description	$ 31,462	$ 29,059	$ 56,214	$ 52,077
Production Enhancement	14,419	23,169	32,743	45,109
Reservoir Management	3,484	2,962	6,962	7,189
Subtotal	49,365	55,190	95,919	104,375
Corporate and other	2,323	(94)	2,388	(4,908)
Total	$ 51,688	$ 55,096	$ 98,307	$ 99,467

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	30 June 2009	31 December 2008
	(Unaudited)
Cash and Cash Equivalents	$ 103,246	$ 36,138
Accounts Receivable, net	123,946	144,293
Inventories, net	36,858	34,838
Other Current Assets	24,490	20,376
Total Current Assets	288,540	235,645

Property, Plant and Equipment, net	100,289	103,463
Intangibles, Goodwill and Other Long Term Assets, net	187,045	182,427
Total Assets	$ 575,874	$ 521,535

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 26,840	$ 41,588
Other Current Liabilities	58,016	54,102
Total Current Liabilities	84,856	95,690

Long-Term Debt and Lease Obligations	201,709	194,568
Other Long-Term Liabilities	52,383	42,992
Shareholders' Equity	236,926	188,285
Total Liabilities and Shareholders' Equity	$ 575,874	$ 521,535

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
 (amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2009

CASH FLOWS FROM OPERATING ACTIVITIES	$ 86,267

CASH FLOWS FROM INVESTING ACTIVITIES	$ (5,856)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (13,303)

NET CHANGE IN CASH AND CASH EQUIVALENTS	67,108
CASH AND CASH EQUIVALENTS, beginning of period	36,138
CASH AND CASH EQUIVALENTS, end of period	$ 103,246

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
 Three Months Ended 30 June 2009
 (amounts in thousands)

	Reservoir Description	Production Enhancement	Reservoir Management	Consolidated

Operating income	$ 31,462	$ 14,419	$ 3,484	$ 51,688
Foreign exchange gain	(1,878)	(667)	(416)	(2,897)
Gain on settlement of a contingent liability	-	-	-	(2,500)
Operating income excluding specific items	$ 29,584	$ 13,752	$ 3,068	$ 46,291

Reconciliation of Diluted Earnings Per Share

Three Months Ended
30 June 2009

Diluted earnings per share	$ 1.29
Foreign exchange gain (net of tax)	(0.08)
Gain on settlement of a contingent liability	(0.11)
Effect of change in tax rate	0.14
Diluted earnings per share excluding specific items	$ 1.24

Free Cash Flow

Core uses the non-GAAP measure of free cash flow and free cash flow per diluted share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per diluted share are important measurements because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per diluted share are not measures of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow and free cash flow per diluted share as a measure of liquidity. Moreover, since free cash flow and free cash flow per diluted share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per diluted share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands, except per share data)
(Unaudited)

	Three Months	Six Months
	Ended	Ended
	30 June 2009	30 June 2009

Net cash provided by operating activities	$ 36,149	$ 86,267
Less: capital expenditures	2,665	5,320
Free cash flow	$ 33,484	$ 80,947

Weighted Average Diluted Common Shares	23,179	23,192

Free cash flow per Diluted Share	$ 1.44	$ 3.49

Computation of Cash per Diluted Share
 (amounts in thousands, except per share data)
(Unaudited)

30 June 2009

Cash and Cash Equivalents	$ 103,246

Weighted Average Diluted Common Shares	23,179

Cash per Diluted Share	$ 4.45

###